Exhibit 99.1

PRESS RELEASE

Contact:
Nicole Estrin	Lee Bendekgey
Associate Director of Corporate	SVP, CFO & General Counsel
Communications & IR	650-517-8358
650-517- 8472	lbendekgey@nuvelo.com
nestrin@nuvelo.com

NUVELO APPOINTS TED W. LOVE AS CHAIRMAN OF THE BOARD

—George Rathmann to Remain as Chairman Emeritus—

—Barry L. Zubrow to Become Lead Independent Director of the Board—

SUNNYVALE, Calif., September 29, 2005 – Nuvelo Inc. (Nasdaq: NUVO) today announced the appointment of Ted W. Love, M.D., president and chief executive officer of Nuvelo as chairman of Nuvelo’s board of directors. George B. Rathmann, Ph.D., the incumbent chairman, will remain on the board and serve as chairman emeritus in recognition of his founding role and years of guidance and service to the company. In addition, Barry L. Zubrow, who currently serves as the vice chairman of Nuvelo’s board of directors, as well as the chairman of the audit committee, will also become the lead independent director of Nuvelo’s board.

“This company has built a strong cardiovascular franchise as well as a research organization that is poised to fuel Nuvelo’s pipeline going forward,” stated George B. Rathmann, Ph.D., chairman emeritus of Nuvelo. “I have a tremendous amount of faith in Ted and the rest of his extraordinary management team and feel this is a good time to make this transition.”

“I want to thank George for everything he’s done for the company and look forward to his continuing participation and guidance as a member and chairman emeritus of the board,” said Ted W. Love, M.D., chairman and chief executive officer of Nuvelo.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s clinical pipeline includes alfimeprase, a direct acting thrombolytic in Phase 3 trials for the treatment of acute peripheral arterial occlusion (PAO) and catheter occlusion and rNAPc2, an anticoagulant currently in Phase 2 trials that inhibits the factor VIIa and tissue factor complex. Nuvelo recently identified NU206 as a preclinical development candidate from its proprietary research programs and expects to leverage expertise in secreted proteins and antibody discovery to expand its pipeline and create partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

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201 Industrial Road, Suite 310, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com